Exhibit 99.9

August 12, 2022

Board of Directors

Jack Creek Investment Corp.

c/o Jeffrey Kelter

Chairman of the Board

386 Park Avenue South, FL 20

New York, NY 10016

Re: Registration Statement on Form S-4 of Wildfire New PubCo, Inc. relating to Wildfire New PubCo, Inc. common stock, $0.00001 par value per share (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated August 1, 2022 (the “Opinion”), with respect to (i) the fairness from a financial point of view to JCIC (as defined below) in connection with the consideration to be paid to the holders of the common shares of Bridger Aerospace Group Holdings, LLC, a Delaware limited liability company (the “Company”) pursuant to that certain Agreement and Plan of Merger, by and among Jack Creek Investment Corp. (“JCIC”), Wildfire New PubCo, Inc., a Delaware corporation and direct, wholly owned subsidiary of JCIC, Wildfire Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Wildfire New PubCo, Inc. (“Wildfire Merger Sub I”), Wildfire Merger Sub II, Inc., a Delaware corporation and direct, wholly owned subsidiary of Wildfire New PubCo, Inc. (“Wildfire Merger Sub II”), Wildfire Merger Sub III, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Wildfire New PubCo, Inc. (“Wildfire Merger Sub III”), Wildfire GP Sub IV, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Wildfire New PubCo, Inc. (“Wildfire GP Sub IV” and together with Wildfire Merger Sub I, Wildfire Merger Sub II and Wildfire Merger Sub III, the “Merger Subs”), BTOF (Grannus Feeder) – NQ L.P., a Delaware limited partnership (“Blocker”) and the Company.

The Opinion is provided for the information and assistance of the Board of Directors of JCIC in connection with its consideration of the transactions contemplated therein. We understand that Wildfire New PubCo, Inc. has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion under the captions “Opinion of Vantage Point”, “The JCIC Board’s Reasons for the Approval of the Business Combination” and “Satisfaction of 80% Test” in the Registration Statement and the inclusion of the Opinion in Annex K which is attached to the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving our consent to the references to the opinion specified above, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Vantage Point Advisors, Inc.